Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces Renewal of its Revolving Credit Facility

Menlo Park, Calif., January 26, 2018 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, today announced it has amended and renewed its revolving credit facility (“Credit Facility”). Deutsche Bank AG, New York Branch serves as administrative agent and as a lender together with existing lenders KeyBank National Association and EverBank Commercial Lender Finance, Inc., and new lender MUFG Union Bank, N.A, under the Credit Facility.

The amendment and renewal, among other things, increased the total credit capacity to $210 million and extended the revolving period from February 21, 2018 to February 21, 2020 and the maturity date from February 21, 2019 to August 21, 2021. In addition, the Credit Facility includes a reduction in the undrawn rate from 0.75% to 0.50% and a reduction in the applicable margin during the revolving period to 2.80% if facility utilization is greater than or equal to 75%, 2.90% if utilization is greater than or equal to 50%, and 3.00% if utilization is less than 50%. Borrowings under the Credit Facility are subject to its various covenants and the leverage restrictions contained in the Investment Company Act of 1940, as amended.

About TriplePoint Venture Growth BDC Corp.

The Company serves as the primary financing source for the venture growth stage business segment of TriplePoint Capital LLC, the leading global provider of financing across all stages of development to technology, life sciences and other high growth companies backed by a select group of venture capital firms. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by primarily lending with warrants to venture growth stage companies. The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. More information is available at http://www.tpvg.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor Relations and Media Contact

Abernathy MacGregor Group

Alan Oshiki / Sheila Ennis

212-371-5999 / 415-745-3294

aho@abmac.com / sbe@abmac.com